                                   EXHIBIT 7

                               CIRCON CORPORATION
                             6500 HOLLISTER AVENUE
                        SANTA BARBARA, CALIFORNIA 93117

                                August 18, 1997

TO THE STOCKHOLDERS OF
CIRCON CORPORATION

Dear Stockholder:

    As you may be aware, a second unsolicited tender offer (the "Offer") for all of the Common Stock of Circon Corporation (the "Company") at $16.50 per share was commenced on August 5, 1997, by United States Surgical Corporation ("USS") through its wholly-owned subsidiary, USS Acquisition Corp. Your Board of Directors has carefully considered the Offer and has determined that it is not in the best interest of the Company and its stockholders. YOUR BOARD RECOMMENDS THAT YOU AND ALL OTHER STOCKHOLDERS REJECT THE USS OFFER.

    The Board has determined that the Company should continue to pursue its strategic plan and that the Company is not for sale at this time. In particular, the Board has determined that the Company's strategic plan offers the potential for greater long-term benefits for the Company's stockholders than the Offer.

    In reaching its conclusion, your Board of Directors took into account a number of factors, including the Board's belief that the tender offer does not reflect the long-term values inherent in the Company. The Board also considered the Company's prospects for future growth and profitability, the numerous conditions to which the Offer is subject and the disruptive effect the consummation of the Offer could have on the Company's employees, suppliers and customers. In addition, the Board considered the August 15, 1997 opinion of Bear, Stearns & Co. Inc., the Company's financial advisor, to the effect that, as of the date of the opinion and based upon the assumptions stated therein, the consideration offered pursuant to the Offer is inadequate from a financial point of view to the Company's stockholders (other than USS).

    Enclosed for your information is a copy of your Company's Schedule 14D-9 which contains information concerning your Board's recommendation against the Offer and which has been filed today with the Securities and Exchange Commission.

                                          Very truly yours,

                                          Richard A. Auhll
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER